Exhibit 99.1

Department of Energy Washington, DC 20585

March 17, 2023

Mr. Vince Cubbage
Interim Chief Executive Officer
Volta Inc.
155 de Haro Street
San Francisco, CA 94103

Re:	Invitation to Due Diligence and Term Sheet Negotiations

Dear Mr. Cubbage:

The Loan Programs Office (“LPO”) of the Department of Energy (“DOE”) is pleased to invite Volta Inc. (the “Company”) into our due diligence and term sheet negotiation process for a loan guarantee under Title XVII of the Energy Policy Act of 2005, as amended (42 U.S.C. § 16511 et seq.), to finance its electric vehicle charging station project (the “Project”). This invitation is provided in accordance with 10 CFR §609.5(c) and based on LPO’s determination that the Project is highly qualified and suitable for a loan guarantee.

If you have questions in connection with the due diligence and term sheet negotiation process, please contact [***] at [***]. A general description of the process and certain DOE requirements is described in Renewable Energy Projects and Efficient Energy Projects Solicitation No. DE-SOL-0007154.

While this invitation does not guarantee or imply that the Company will be invited any further forward in the process, LPO does not extend this invitation lightly, and believes that the Company and the Project have the potential to join the LPO portfolio. This invitation to the LPO due diligence and term sheet negotiation process is not an assurance that DOE will offer a term sheet to the Company, or that the terms and conditions of a loan guarantee will be consistent with terms proposed by the Company. The foregoing matters are wholly dependent on the results of LPO’s review, and determination whether to proceed.

In accordance with 10 CFR §609.5(c), please provide your written confirmation that the Company desires to proceed by signing below. We are excited to work with you towards a successful outcome.

Sincerely,

/s/ Jigar Shah
Jigar Shah
Director
Loan Programs Office

ACKNOWLEDGED AND AGREED:
Volta Inc.

By:
Name:
Title: